Exhibit 23.2


                         Consent of Independent Auditors


The Board of Directors and Stockholders,
Media General, Inc.


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Media General, Inc., pertaining to the Thrift Plan Plus for Employees of Media General, Inc., of our reports (a) dated January 25, 2000, with respect to the consolidated financial statements of Media General, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 26, 1999 and with respect to the related financial statement schedule included therein and (b) dated June 22, 2000, with respect to the financial statements and schedule of the Thrift Plan Plus for Employees of Media General, Inc., included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Richmond, Virginia
January 26, 2001